Exhibit 99
                                   EXHIBIT A

                       DUE DILIGENCE TERMINATION NOTICE


State of  FLORIDA   )
                    )  SS.
County of  BROWARD  )


The undersigned, having been first duly sworn, does hereby affirm, depose and state that Taurus Investment Group, Inc., as Purchaser under that certain Agreement of Sale dated September 13, 1995, providing for the sale of property located in Atlanta, Georgia and known as 101 Marietta Tower and Seller's leasehold interest in the garage located at 79 Marietta Street, in Atlanta, Georgia, and has terminated the Agreement pursuant to Paragraph 7.1 thereof.

The undersigned demands return of all earnest money deposited under the Agreement pursuant to his right therein.

IN WITNESS WHEREOF, the undersigned has executed this Affidavit on this 12th day of October, 1995.

Letter dated October 12, 1995,
requesting an extension            PURCHASER
of the Inspection Period
is attached hereto.                TAURUS INVESTMENT GROUP, INC.,
                                   a Florida Corporation

                                   By:  /S/ Steve Munson
                                   Print Name:  Steve E. Munson
                                   Title:  Sr. Vice President - Acquisitions

Subscribed and sworn to before
me, a Notary Public in and for     Letter Agreement dated October 13,
said County and State.             1995, extending the expiration of
                                   the Inspection Period to 12:00
                                   Noon on Monday, October 16, 1995,
/S/Linda G. Kassof                 is attached hereto.
   Notary Public

                                   Please wire-transfer the Earnest Money
                                   Deposit in the amount of $250,000,
                                   pursuant to the wire instructions
                                   attached hereto.
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